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                                                                    EXHIBIT 99.1

                                                                  EXECUTION COPY



                              COLLOCATION AGREEMENT


This COLLOCATION AGREEMENT ("AGREEMENT") dated as of 4 April 2001, with effect from 19 February, 2001 is between FLAG ATLANTIC UK LIMITED ("FA-UK"), a company organized under the laws of England and having its principal office at 9, South Street, London W1K 2XA, United Kingdom, FLAG ATLANTIC FRANCE SARL ("FA-France"), a company organized under the laws of France and having its principal office at 25, rue Greffulhe, 92300 Levallois Perret, France, and VERIZON GLOBAL SOLUTIONS U.K. LTD., a corporation organized under the laws of England, and having its principal office at Becket House 1 Lambeth Palace Road, London SE1 7EU, United Kingdom and VERIZON GLOBAL SOLUTIONS FRANCE SAS, a corporation organized under the laws of France, and having its principal office at 10 Place Vendome, 75001 Paris, France (FA-UK and FA-France are collectively referred to herein as "FLAG Atlantic"; Verizon Global Solutions U.K. Ltd. and Verizon Global Solutions France SAS are collectively referred to herein as VGSI; FLAG Atlantic and VGSI are each a "Party" and collectively the "Parties").

                                    RECITALS

          WHEREAS, on 7 October 1999 NYNEX Long Distance d/b/a Bell Atlantic Long Distance Company ("BA") and FLAG Atlantic executed a capacity right of use agreement ("CRUA") whereby BA would acquire certain capacity on the FLAG Atlantic-1 submarine cable system (the "System") under construction by FLAG Atlantic and/or its Affiliates;

          WHEREAS, Bell Atlantic Long Distance will assign its rights, duties and obligations under the CRUA to VGSI as permitted in clause 13.1 of the CRUA;

          WHEREAS, FA-UK and FA-France and/or their Affiliates own, lease or otherwise control certain POPs which are suitable for the placement and operation of telecommunications equipment; and

          WHEREAS, VGSI and/or its Affiliates desire to access the POPs in one or more locations for the purpose of placing therein VGSI Equipment on the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereto agree as follows:

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1.        DEFINITIONS

          1.1 The following terms shall have the meanings set forth in this clause 1 when used in this Agreement, unless explicitly stated to the contrary. Capitalized terms not otherwise defined herein shall have the meaning set forth in the CRUA:

               1.1.1    "Affiliate" shall mean any other entity that controls,
                         is controlled by or is under common control with an entity.

               1.1.2 "Collocation Fees" shall have the meaning set forth in clause 4.1 hereto.

               1.1.3     "Collocation Schedule" shall mean the portion of
                         Schedule 2 pertaining to an individual POP.

               1.1.4 "Commencement Date" shall mean 19 February 2001 for the London Hosting Centre and the date the Equipment Space is made available to VGSI for the Paris POP.

               1.1.5 "Equipment Space" shall mean that area of space to be used for the installation of VGSI Equipment within any POP identified on Schedule 2, to be determined as set forth in clause 5.1.

               1.1.6 "FLAG Atlantic Services" shall have the meaning set forth in clause 11.1 hereof.

               1.1.7 "Force Majeure Event" means fire, strike, embargo, any requirement imposed by government regulation, civil or military authorities, act of God or by the public enemy, or other cause beyond a Party's reasonable control. Default of any of FLAG Atlantic's subcontractors or suppliers shall not constitute a Force Majeure Event unless such default arises out of causes beyond the reasonable control of both FLAG Atlantic and its subcontractors or suppliers and without the fault or negligence of either of them.

               1.1.8     "License" shall have the meaning set forth in clause
                         2.1 hereof.

               1.1.9 "Lien" shall mean any lien, mortgage, encumbrance, pledge, lease, security interest or claim of any kind.

               1.1.10 "Network Operations Centers" shall mean those FLAG Atlantic operational centers assigned to the monitoring and network management of the System.

               1.1.11 "Other Equipment" shall mean any equipment or material located at any POP other than VGSI Equipment.


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               1.1.12    "Personnel" shall mean officers, employees, agents,
                         contractors, licensees, invitees and vendors of a person or entity and its Affiliates.

               1.1.13 "POP" shall mean a point of presence and in this Agreement refers specifically to the collocation facilities specified in clause 5.1.

               1.1.14 "[*] Costs" shall mean all [*] costs payable by VGSI at the relevant POP.

               1.1.15 "Service Request" shall have the meaning set forth in clause 6.3 hereof.

               1.1.16 "Term" shall have the meaning set forth in clause 3.1 hereof.

               1.1.17 "Underlying Lease" shall mean any underlying agreement between FLAG Atlantic (or any Affiliate of FLAG Atlantic) and the owner, lessor or licensor of the property in which a POP is located.

               1.1.18 "VGSI Equipment" shall mean VGSI-provided equipment, to be installed, maintained and operated in the Equipment Space, as generally described in Schedule 2.

               1.1.19 "VGSI Specifications" shall mean detailed specifications and instructions regarding the proper method of installation, maintenance and/or operation of VGSI Equipment.

2.        LICENSE AND PERMISSIBLE USE

          2.1 Subject to the terms and conditions contained herein, FLAG Atlantic hereby grants to VGSI a license to install, operate, repair, maintain and/or replace the VGSI Equipment in the Equipment Space (the "License") for the purposes of connecting to, deriving capacity from and otherwise utilizing the System and/or the network of FLAG Atlantic or its affiliates or VGSI or its Affiliates and/or the networks of other operators or service providers. The License granted herein shall be interpreted for all purposes as comprising two distinct sets of rights and obligations:

               (i) one License with respect to the Equipment Space located in the United Kingdom, between Verizon Global Solutions UK Ltd and FA-UK (?) Ltd and

               (ii) one License with respect to the Equipment Space located in
                    France, between Verizon Global Solutions France SAS and FA-France.

               If the Parties deem it appropriate they shall restate this License as two separate Licenses. FA-UK and FA-France each hereby reserves all rights not specifically granted to VGSI, and agrees to use reasonable commercial efforts to secure and


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               maintain any authorizations, licenses, permits and approvals required pursuant to any Underlying Lease or otherwise required in connection with its performance of this Agreement (a "Required Authorization"). Notwithstanding anything to the contrary herein, if FA-UK or FA-France allows any Required Authorization to lapse, or fails to timely secure a Required Authorization, during the term hereof, VGSI may, at its own reasonable expense, secure such Required Authorization, to the extent of its interests in the Equipment Space and FLAG Atlantic Services.

          2.2 This document shall comprise a complete and binding agreement between the respective Parties set forth in clause 2.1 above with respect to each POP immediately upon delivery by FLAG Atlantic or its Affiliate to VGSI of a Collocation Schedule pertaining to the technical specifications and contact information only for an individual POP which FLAG Atlantic or its Affiliate owns, or in which FLAG Atlantic or its Affiliate has a leasehold interest, or which FLAG Atlantic or its Affiliate has a right to occupy. For the avoidance of doubt, the Collocation Schedule shall not contain any commercial term that will amend the terms of this Agreement except to the extent permitted pursuant to clause 2.3. Each Collocation Schedule, and any amendments thereto, shall incorporate the terms and conditions of this Agreement, provided, however, that:

               2.2.1 FA-UK and FA-France each represents and warrants that it has sufficient right to grant the relevant License and perform its obligations under this Agreement without further formalities;

               2.2.2 the Collocation Schedule shall set forth any conflicting term or provision for the POP in question; and

               2.2.3 in the event of any conflict or inconsistency between this Agreement and the terms set forth in a Collocation Schedule, the terms of the Collocation Schedule shall in all cases prevail.

          2.3 The terms of this Agreement relating to any POP in France or the UK shall be modified (or the terms shall be deemed modified) if, and to the extent, necessary to comply with local law or public policy or to ensure enforceability under French or English law or regulations, if and as applicable. The Parties shall translate such terms into French, if necessary, provided, however, that the English version shall prevail unless French law requires otherwise.

          2.4 FLAG Atlantic shall deliver to VGSI a Collocation Schedule substantially in the form of and containing the information set forth in Schedule 2 hereto. Upon delivery pursuant to clause 19, such Collocation Schedule shall be deemed to be part of Schedule 2.

          2.5 VGSI shall be permitted to sublicense the License to its own customers, provided that each such customer agrees to comply with the terms and conditions relating to


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               such Equipment Space set forth in this Agreement and in the relevant Collocation Schedule.

          2.6 VGSI acknowledges that VGSI has been granted the License to occupy the Equipment Space solely for the purposes set forth herein, and that VGSI shall not use the Equipment Space, or allow access thereto or use thereof, except in conformity with the terms of the License and of this Agreement. Without limiting the generality of the foregoing, VGSI shall not interfere and shall ensure that its Personnel and Personnel of the permitted users of the Equipment Space shall not interfere with any Other Equipment. FLAG Atlantic shall not interfere, and shall ensure that its Personnel and Personnel of the permitted users of the POP shall not interfere, with any VGSI Equipment, except in the event of an emergency.

          2.7 VGSI will have the right, subject to approval of the relevant landlord, to install at its own cost its own permanent -48V DC power plant with sufficient batteries to handle a minimum of 4 hours of reserve for all VGSI Equipment in each POP. VGSI will work with both FLAG Atlantic and the relevant landlord to obtain the approvals (including with respect to the applicable floor-loading limits) required for the structural and building issues associated with the installation of the power plant(s) referred to in this clause 2.7. The intent is to migrate from FLAG Atlantic provided Benning or equivalent Remote Power Units ("RPU") towards a dedicated VGSI owned and operated -48V DC power plant.

3.        TERM OF LICENSE

          3.1 The term (the "Term") of the License for the London Hosting Centre shall commence on 19 February 2001 and shall terminate on 20 February 2021. The Term of the License for the Paris POP shall commence on the date the Equipment Space in the Paris POP is made available to VGSI and shall terminate on the 20th anniversary thereof.

          3.2 Notwithstanding clause 3.1 above, VGSI shall be able to terminate this Agreement at any time after 19 February 2011 by giving FLAG Atlantic 60 days' notice in writing.

4.        COLLOCATION FEES AND OTHER CHARGES

          VGSI shall pay to FLAG Atlantic the following charges starting from the Commencement Date for each of the POPs:

          4.1 COLLOCATION FEES - The collocation fees ("Collocation Fees") shall be VGSI's pro-rata share of the actual, documented costs incurred by FLAG Atlantic to provide Equipment Space plus a [*] mark-up. VGSI's pro-rata share shall be calculated as

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               the ratio of VGSI's Equipment Space to the total usable space in each POP. In London, the total usable space at the date of this Agreement is [*] square meters; in the Paris POP the total usable space is [*] square meters. Collocation Fees include [*], (as shown in Schedule 1 and described in clause 4.2 below) and [*] Fees ("[*] Fees"). The [*] Fees shall include all [*] Costs (i.e., the cost of [*] by VGSI and VGSI's [*] share ([*] share based on VGSI's share of the [*]) of [*] Costs) and other costs identified (for budgetary purposes only) in Schedule 1 plus a [*] mark-up. [*] Fees shall be payable quarterly in arrears against invoices.

          4.2 [*] FEES. VGSI shall pay the [*] of US$[*] per square meter for VGSI's Equipment Space in the London Hosting Centre and US$[*] per square meter for VGSI's Equipment Space in the Paris POP. These charges are for recovery of FLAG Atlantic's [*] (including [*] costs) allocable to the VGSI Equipment Space. [*] fees shall be payable in advance against invoice.

               VGSI is not required to prepay any [*] costs included in FLAG Atlantic's estimated costs budget. However, if FLAG actually incurs [*] costs, VGSI will pay its pro-rata share of those [*] costs, based on FLAG Atlantic's invoice.

          4.3 The schedule of [*] assumes VGSI's use of the Equipment Space for a term of no less than ten (10) years.

5.        VGSI EQUIPMENT SPACE

          5.1  INITIAL SPACE.

               5.1.1 VGSI shall initially be allocated space ("Initial Space") as follows:


                         ------------------------------- ------------------------------------------
                         FACILITY                        SPACE
                         ------------------------------- ------------------------------------------

                         London Hosting Centre           [*]m2 in the 6th floor, [*]m2 office space
                         6 Greenwich View Place          on the 6th floor, and [*]m2 on the 7th
                         Mill Harbour                    floor.
                         London

                         ------------------------------- ------------------------------------------
                         Paris POP                       [*]m2 in room 8, [*]m2 in an
                         114 rue Ambroise                alternative room
                         Croizat
                         St Denis
                         Paris
                         ------------------------------- ------------------------------------------

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               5.1.2     VGSI shall receive [*]m2 of Initial Space at the Paris
                         POP by 3 April 2001. FLAG Atlantic shall make commercially reasonable efforts to make available to VGSI the remaining [*]m2 ("Remaining Space"), as space adjacent to that occupied by VGSI at the Paris POP by 1 June 2001. If FLAG Atlantic is unable to procure adjacent space to VGSI pursuant to this clause, VGSI will accept non-adjacent space of the same size.

               5.1.3 The charges ([*] fees and [*] Fees) for the Initial Space in the Paris POP shall be prorated with reference to the amount of space actually available to VGSI starting on the Commencement Date for the Paris POP until the Remaining Space is made available. On delivery of the Remaining Space, VGSI will pay the balance of the [*] Fees and shall begin paying the [*] Fees for the entire Initial Space.

          5.2 ADDITIONAL SPACE. VGSI shall have a right of first refusal to acquire, on the same proportional allocation of charges as applicable to the Initial Space, up to an additional 140 square meters of useable Equipment Space in each of the London Hosting Centre and the Paris POP (the "Additional Space"), to be paid as follows:

               5.2.1 LONDON HOSTING CENTRE. The charge for Additional Space per square meter shall be [*] plus [*] Fees. The Term of the Additional Space for the London Hosting Centre shall expire on expiration of the Term for the Initial Space for the London Hosting Centre.

               5.2.2 PARIS POP. The charge for the Additional Space per square meter shall be [*] plus [*] Fees. The Term of the Additional Space for the Paris POP shall expire on expiration of the Term for the Initial Space for the Paris POP.

               5.2.3 All additional fit out costs incurred by FLAG Atlantic and agreed with VGSI in advance in providing Additional Space will be borne by VGSI and paid in advance.

               5.2.4 VGSI is not required to pre-pay contingency costs estimated in the FLAG Atlantic budget for the Additional Space. However, should FLAG Atlantic incur justifiable contingency costs in providing the Additional Space, VGSI shall pay [*] based on FLAG Atlantic's documented invoice. VGSI's [*] shall be based on VGSI's [*] in the London Hosting Centre and the Paris POP.

6.        ACCESS TO POPS; INSTALLATION AND MAINTENANCE OF EQUIPMENT

          6.1 FLAG Atlantic acknowledges that VGSI and its duly authorized and qualified Personnel and the duly authorized and qualified Personnel of its permitted users of

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               the Equipment Space shall have access, for the purposes of this
               Agreement, to the Equipment Space twenty-four (24) hours per day, seven days a week and to all data and information available to FLAG Atlantic relating to the performance of its obligations under this Agreement, such as maintenance logs. Access to the Equipment Space by VGSI shall be contingent upon the observance of FLAG Atlantic's safety, security and access procedures which shall be promulgated in accordance with the best industry practices and provided to VGSI in paper format (by notice pursuant to clause 19) and in electronic copy (by e-mail, to such address as VGSI may specify from time to time). Such security and access procedures shall set out methods of procedure for work performed in each POP. Access to POPs for maintenance activities by VGSI and its authorized contractors will be unescorted, provided, however, that VGSI shall provide reasonable advance notice to the Network Operation Center prior to arrival and notify the relevant Network Operations Center upon arrival. VGSI's contractors installing VGSI Equipment and visitors will be escorted by VGSI or by FLAG Atlantic as appropriate. The cost of escort by FLAG Atlantic shall be borne by VGSI. The Parties agree that only suitably qualified staff shall be permitted to work on equipment in the POPs.

          6.2 The VGSI Equipment shall be installed, maintained and repaired only by (i) VGSI or VGSI's employees or contractors, or (ii) FLAG Atlantic, upon VGSI's request and subject to acceptance by FLAG Atlantic pursuant to clause 6.3 or 6.4 hereof. However, any installation of cable other than cable affecting solely VGSI Equipment at the POP by or on behalf of VGSI shall be under the direct supervision of FLAG Atlantic.

          6.3 If VGSI desires FLAG Atlantic to provide services to VGSI Equipment, such as installation, first line maintenance, shifts and changes, FLAG Atlantic will perform such services, if commercially feasible, upon the acceptance by FLAG Atlantic of a request to FLAG Atlantic (the "Service Request") which shall specify (i) the nature of the requested service, (ii) the requested time-period within which the service is to be performed, (iii) a list of tools and/or supplies necessary to perform the service, and (iv) the appropriate VGSI Specifications. If FLAG Atlantic accepts the Service Request, FLAG Atlantic warrants that it will provide the service in a professional and workmanlike manner and in accordance with the VGSI Specifications set forth in the Service Request. With respect to the Service Request, VGSI shall pay to FLAG Atlantic
               (w) a pro-rata portion of any documented applicable third party standing charges, plus (x) all documented costs for materials and supplies purchased by FLAG Atlantic for the sole purpose of performing the service, plus (y) all applicable labor charges for personnel involved in providing the service, which shall be based on FLAG Atlantic's cost, plus (z) a [*]% margin. VGSI shall, at its cost, provide such training to FLAG Atlantic's maintenance personnel as is necessary to perform the Service Request.

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          6.4  A VGSI Service Request for the installation by FLAG Atlantic of the VGSI Equipment shall also include (i) VGSI's proposed installation schedule, (ii) identification of all VGSI Equipment to be installed, and (iii) the space, power, environmental and other requirements for the VGSI Equipment. FLAG Atlantic may request the submission of further information required for the performance of such installation services.

          6.5 VGSI shall, prior to any installation, submit suitable documentation to FLAG Atlantic evidencing that the VGSI Equipment meets appropriate industry specifications and safety requirements.

7.        RELOCATION OF POPS

          7.1 Subject to clause 7.3, upon notice to VGSI delivered as soon as reasonably practicable (where reasonably practicable, no less than 18 months), FLAG Atlantic may relocate either of the POPs and/or all or any portion of the Equipment Space. If FLAG Atlantic relocates a POP, VGSI will be rebated a percentage of its capital investment reflecting the unexpired time remaining and, if applicable, its share of any compensation owing from eminent domain proceedings. Upon receiving its rebate, VGSI has the option of terminating this Agreement and seeking new collocation space for its equipment. Alternatively, VGSI may enter into a new collocation agreement with FLAG Atlantic, subject to substantially the same terms and conditions as contained herein. Notwithstanding the above, if VGSI enters into a new collocation agreement with FLAG Atlantic, VGSI will pay it share of new capital expenses or fit out costs incurred by FLAG Atlantic to relocate equipment and prepare new Equipment Space, and an adjustment will be made to reflect the new rent payable by FLAG Atlantic in the new premises.

          7.2 FLAG Atlantic agrees that in specifying the time-scale for any relocation of the VGSI Equipment, FLAG Atlantic shall, where reasonably practicable, consult with VGSI about any relocation of the VGSI Equipment and use all reasonable endeavors to specify a time-scale that causes minimum disruption to the operation of the VGSI Equipment.

          7.3 FLAG Atlantic may relocate any of the POPs as a result of an eminent domain or similar proceeding or if required by circumstances beyond FLAG Atlantic's reasonable control.

8.        OWNERSHIP OF EQUIPMENT

          The VGSI Equipment shall be and remain the sole property of VGSI. Each Party shall take reasonable precautions for the security of the VGSI Equipment. In addition, any supplies or materials purchased by FLAG Atlantic at VGSI's expense in accordance with the terms of the License shall be the sole property of VGSI.


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9.        WITHOLDING; TAXES

          9.1 WITHHOLDING. All amounts payable by VGSI pursuant hereto shall be paid in full in U.S. dollars by wire transfer, free and clear of all bank or transfer charges to such account(s) as FLAG Atlantic may by notice to VGSI designate without reduction for any deduction or withholding for or on account of any tax, duty or other charge of whatever nature imposed by any taxing authority in lieu of a direct tax on FLAG Atlantic in connection with its income. If VGSI is required by law to make any deduction or withholding from any payment hereunder, VGSI shall pay such additional amount to FLAG Atlantic so that after such deduction or withholding the net amount received by FLAG Atlantic shall be not less than the amount FLAG Atlantic would have received had such deduction or withholding not been required. VGSI shall make the required deduction or withholding, shall pay the amount so deducted or withheld to the relevant governmental authority and shall promptly provide FLAG Atlantic with evidence of such payment.

          9.2 TAXES. Save as the context requires or as otherwise stated herein all references to payments made in this Agreement are references to such payments exclusive of all applicable sales and use taxes, gross turnover taxes, value added taxes, or other similar turnover or sales based taxes, excise taxes, duties and levies chargeable under applicable law in respect of the supply for which the payment is or is deemed to be consideration. Where applicable, such taxes shall be added to the invoice and shall be paid to FLAG Atlantic at the same time as the relevant invoice is settled in accordance with clause 12. FLAG Atlantic shall be solely responsible for payment of taxes on its income and, except as provided in clause 9.1, for withholding taxes, including, but not limited to, social security and payroll taxes for its employees. VGSI shall be solely responsible for payment of taxes on its income, and for withholding taxes, including, but not limited to, social security and payroll taxes for its employees. Neither Party shall have any liability for such taxes which are to be borne by the other Party. Each Party shall indemnify the other Parties and their respective Affiliates for all claims, losses, penalties, interest, attorney's fees, and costs and expenses, including litigation costs, arising from any failure to make timely payment of such taxes, duties, and fees such Party is required to pay under this Agreement. Each Party shall co-operate in any effort by any other Party to contest application or payment or to seek refunds of any such taxes, duties, and levies.

          9.3 VAT. Subject to clause 9.1, in the event that value added tax in the UK or France is considered to be applicable, FLAG Atlantic shall notify VGSI to this effect prior to the issuance of the relevant VAT invoice and both Parties shall work together in good faith to restructure the arrangements to reduce the impact of VAT on VGSI, where legally possible, but such that there is no adverse cashflow impact for FLAG Atlantic. Notwithstanding these discussions, invoices (excluding the VAT) shall be issued and be payable in accordance with clause 12.


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          9.4  LICENSE USE TAX. VGSI shall be responsible for all taxes appropriately assessed and directly attributable to VGSI's use of the License.

10.       ALTERATIONS TO POPS

          10.1 VGSI shall not make any additions or alterations to the POPs unless approved in advance by FLAG Atlantic in writing. Notwithstanding the above, VGSI will have the right to install VGSI Equipment in the Equipment Space.

          10.2 Any additions or alterations made pursuant to clause 10.1 hereof shall be at VGSI's sole expense and risk.

11.       SERVICES PROVIDED BY FLAG ATLANTIC

          11.1 During the Term, at each POP FLAG Atlantic shall provide the following (the "FLAG Atlantic Services"), in compliance with all local laws and regulations, at no additional charge to VGSI:

               11.1.1 plant for sufficient commercial power and DC rectification to feed standard DWDM amplifying/regenerating equipment;

               11.1.2 a diesel generator or equivalent, and fuel, sufficient to maintain the load of the POP for a minimum of 48 hours;

               11.1.3 a battery plant capable of handling the load of the POP for a minimum of 30 minutes to ensure uninterrupted power;

               11.1.4 HVAC units necessary to support heat dissipation requirements; and

               11.1.5    a fire protection system.

          11.2 FLAG Atlantic shall fit-out the POPs with appropriate power and air conditioning and VGSI shall be entitled to sufficient power and air conditioning for industry-typical loads assuming full use of the Equipment Space. The aggregate power consumption provided to VGSI will not exceed 500 watts per square meter of leased space in the London Hosting Centre. The aggregate power consumption power will not exceed 500 watts per square meter in the Paris POP.

12.       INVOICES

          12.1 FLAG Atlantic shall render to VGSI invoices for all amounts payable pursuant to this Agreement. All invoices shall be due and payable within 30 days after receipt by VGSI.


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          12.2 Any amount payable pursuant to this Agreement which is not paid when due shall accrue interest at the annual rate of 3% above the U.S. Dollar LIBOR for one month as quoted in THE WALL STREET JOURNAL on the first business day of the month in which the payment is due or the maximum rate permitted under the laws of the State of New York, USA, whichever is less (the "Late Payment Rate"). All such default interest shall accrue from the day following the date payment of the relevant amount was due until it is paid in full (and shall accrue both before and after judgement). Such interest shall be payable on demand.

               Notwithstanding clause 12.3, in the event that upon investigation the amount in dispute or part thereof is found to be correct as originally invoiced, VGSI shall pay, in addition to the amount in dispute, interest at the Late Payment Rate, in accordance with this clause on such portion of the disputed amount which is found to have been correctly invoiced, such interest to be paid from the date payment of the relevant amount was originally due until it is paid in full. If VGSI pays a disputed charge and upon investigation the amount in dispute is found to be properly disputed (because it was not due as invoiced), the FLAG Atlantic shall repay to VGSI, in addition to the amount wrongly invoiced, interest at the Late Payment Rate, on such portion of the disputed amount which is found to have been wrongly invoiced, such interest to be paid from the payment date of the wrongly paid amount until it is repaid by FLAG Atlantic to VGSI in full.

          12.3 If VGSI disputes any invoiced amount in good faith, VGSI must provide to FLAG Atlantic, on or before the due date of the invoice, reasonable notice and a detailed explanation of the basis of the dispute, and pay any undisputed amount in accordance with this Agreement. Failure by VGSI to pay amounts disputed by VGSI in good faith shall not be deemed a default by VGSI hereunder, or the basis for termination of this Agreement by FLAG Atlantic. The Parties will make a good faith effort to resolve all billing disputes as expeditiously as possible.

          12.4 Except as otherwise set forth herein, VGSI's obligation to pay amounts that have become due and payable pursuant hereto shall not be subject to any set-off, counterclaim, deduction, defense or other right which VGSI may have against FLAG Atlantic or any other party under this Agreement or otherwise.

12A.      DEFAULT

          In the event that VGSI shall have failed to pay any amount payable by VGSI pursuant hereto (and not being disputed in good faith) for more than 60 days after its due date, then VGSI shall not be entitled to occupy the Paris POP or to any Remaining Space or Additional Space (to the extent such options have not already been exercised). If such failure continues for an additional 60 days, FLAG Atlantic shall be entitled to refrain from performing any services for VGSI required by this Agreement and to deny VGSI the right of access to any Equipment Space until VGSI has paid in full all amounts overdue together with applicable default interest.

13.       LIABILITIES, INDEMNITIES AND COVENANTS

          13.1 Notwithstanding any other provision in this Agreement to the contrary, neither Party shall be liable to the other Party for any indirect, special, punitive or consequential damages (including, but not limited to, any loss of profit or business or claim from any customer for loss of services) arising out of this Agreement or from any breach of any of the terms and conditions of this Agreement.

          13.2 Each Party (the "Indemnified Party") agrees to defend, indemnify and hold harmless the other Party and its respective Affiliates and the other Party's and its Affiliates' directors, officers, agents and employees (each hereinafter referred to as the "Indemnified Party") from and against any and all third party claims, claims, fines or penalties (including the amount of any settlement approved by the Indemnifying Party) (collectively, "Claims"), and any expenses of enforcing this provision, which any Indemnified Party may suffer, incur or become subject to, and to reimburse the Indemnified Party for any reasonable legal expenses incurred by such Indemnified Party in connection with defending any actions related to any Claim, to the extent such Claim arises out of, relates to or is based upon (i) any false or untrue representation made by the Indemnifying Party in this Agreement, or (ii) gross negligence or willful misconduct by the Indemnifying Party, in connection with the Indemnifying Party's operation of its business or failure to perform under this Agreement, or (iii) the Indemnifying Party's violation or alleged violation of any applicable law or rule, regulation, order or decree of a governmental or regulatory body of competent jurisdiction. Each Party has no obligation under this Agreement to indemnify any Indemnified Party for that portion of any Claim that arises from the Indemnified Party's negligence, gross negligence or willful misconduct.

          13.3 FLAG Atlantic will, to the extent applicable, comply with the Government Requirements set forth in Schedule 3 in the performance of this Agreement. Reference to "Seller" in Schedule 3 shall be deemed to be references to FLAG Atlantic.

14.       INSURANCE

          14.1 VGSI shall, at its own expense, procure and maintain in force during the Term for each Facility the insurance coverage provided for in this clause 17 in a form and with underwriters with an A.M. Best and Company rating acceptable to FLAG Atlantic:

               14.1.1 Worker's Compensation and Employer's Liability insurance shall be provided as required by any applicable law or regulation. Employer's Liability insurance shall be provided in amounts not less than POUND 10 million in the United Kingdom and France, and $1 million for each accident for bodily injury and $1 million each employee for bodily injury in the United States.

               14.1.2 Third Party Liability Insurance covering losses and claims from injuries or death to any person (including any employee or customer of VGSI) or damage to any property (including that of FA-1, its customers, and VGSI's customers) suffered on or about the Facilities. Coverage shall be provided in amounts not less than $2 million per occurrence, $5 million products completed operations aggregate and $5 million general aggregate and shall include contractual, independent contractors, broad form property and personal injury coverage.

               14.1.3 Umbrella and/or Excess Liability coverage in the amount of $100 million, excess of the coverage specified in clause 14.1.2.

               14.1.4 All Risk Property coverage on a full replacement cost basis insuring all of VGSI's real and personal property situated on or within the Facilities. VGSI may also elect to purchase business interruption and contingent business interruption insurance, knowing that neither FLAG Atlantic nor any of its Affiliates has any liability for loss of profit or revenues should an interruption of service occur.

               14.1.5 Builder's Risk / Installation Floater Insurance on an "All Risk" basis and a completed value basis during the course of construction at any Equipment Space until completion thereof. The policy shall cover fire, vandalism, malicious mischief and collapse, for the full replacement value covering the interests of VGSI, FLAG Atlantic and each of its Affiliates and Barclays Bank PLC (and their respective contractors and subcontractors) in all work incorporated into the building and all materials and equipment located in or about any Equipment Space.

          14.2 The insolvency, liquidation, bankruptcy or failure of any insurer providing insurance for VGSI or its subcontractors, or failure of any such insurer to pay claims accruing, or failure of VGSI to acquire or maintain such insurance, shall not excuse VGSI from complying with any of the provisions of this clause 14.

          14.3 All deductibles or self-insured retentions in the above insurance coverage are for the account of VGSI and shall, under no circumstances, be the responsibility of FLAG Atlantic or any of its Affiliates.

          14.4 Certificates of insurance, as evidence of the insurance required by this Agreement, shall be furnished by VGSI to FLAG Atlantic. The certificates of insurance shall provide that there will be no cancellation, reduction, or material modification of coverage without 30 days prior written notice to FLAG Atlantic. Notice of cancellation should be forwarded to FLAG Atlantic, at the following address:

               FLAG Atlantic UK Limited
               9, South Street
               London W1K 2XA
               United Kingdom
               Tel: +44 20 7317 0800
               Fax:+44 20 7317 0898

               With a copy to: General Counsel

          14.5 The limits specified herein are minimum requirements and shall not be construed in any way as limits of liability or as constituting acceptance by FLAG Atlantic or any of its Affiliates of such responsibility for financial liabilities in excess of such limits.

          14.6 FLAG Atlantic shall give VGSI prompt notification of any claim with respect to any of the insurance to be provided hereunder, accompanied by full details giving rise to such claim. VGSI shall afford FLAG Atlantic all such assistance as may be required for the preparation and negotiation of insurance claims.

          14.7 Policies shall include a provision or endorsement naming FLAG Atlantic, its designated Affiliates and Barclays Bank PLC as additional insureds and loss payees, with appropriate "Cross Liability" and "Severability of Interests". Underwriters shall agree to waive their rights of subrogation against FLAG Atlantic and its affiliates regarding risks insured pursuant to clauses
               14.1.4. and 14.1.5. FLAG Atlantic and its Affiliates and Barclays Bank PLC shall be protected against all liability occasioned by an occurrence insured against. All said policies of insurance shall be: (i) written on an "occurrence" basis and (ii) written as primary policy coverage regarding the interests of FLAG Atlantic and its designated Affiliates and Barclays Bank PLC, and any other insurance maintained by FLAG Atlantic and/or its designated Affiliates is excess and not contributing insurance.

15.       ASSIGNMENT

          15.1 This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided that, except for the assignment of FLAG Atlantic's rights (but not FLAG Atlantic's obligations) under this Agreement to one or more financial institutions, lenders, creditors and export credit agencies as collateral security for financing provided to FLAG Atlantic or in connection with a sale of receivables by FLAG Atlantic, neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned or transferred by any of the Parties hereto without the prior written consent of the other Parties, and any attempted assignment or transfer in violation of this clause shall be void. Notwithstanding the foregoing, VGSI may assign its rights, duties and obligations under this Agreement upon notice to FLAG Atlantic, but without FLAG Atlantic's prior consent, to VGSI Affiliates or to any transferee of or successor to all or substantially all of the business assets of VGSI, provided:

               15.1.1 the Affiliate, transferee or successor agrees to be bound by all terms and conditions of this Agreement; and

               15.1.2 the Affiliate, transferee or successor is authorised or permitted under the laws and regulations of its country to acquire and use the Equipment Space.

          15.2 Notwithstanding the foregoing, FLAG Atlantic may assign its rights, duties and obligations under this Agreement upon notice to VGSI, but without VGSI's prior consent to an FLAG Atlantic
               Affiliate:

               15.2.1 to the extent commercially necessary for such Affiliate to perform obligations of FLAG Atlantic under the terms hereof; and

               15.2.2 subject to such Affiliate agreeing to be bound by all the terms of this Agreement.

          15.3 FLAG Atlantic may use subcontractors or agents to fulfil its obligations hereunder and shall be wholly liable therefor as if such subcontractors were its agents.

16.       FORCE MAJEURE

          No failure or omission by either Party to carry out or observe any of the terms and conditions of this Agreement (other than payment obligations) shall give rise to any claim against such Party or be deemed a breach of this Agreement if such failure or omission arises from a Force Majeure Event provided that the observation of reasonable care and industry standards would not have avoided such failure or omission.

17.       SURRENDER OF THE EQUIPMENT SPACE

          17.1 Upon termination of the License with respect to any Equipment Space, VGSI shall surrender such Equipment Space in good condition, reasonable wear and tear excepted. VGSI shall be responsible at its own cost:

               17.1.1 to remove the VGSI Equipment and personal property from the relevant POPs and to reimburse FLAG Atlantic for its direct costs properly incurred in repairing any damage caused by such removal (reasonable wear and tear excepted); and

               17.1.2 to remove all additions and alterations made or installed by VGSI and to restore such Equipment Space and the related POPs to the same condition as existed on the day the VGSI Equipment was first installed (reasonable wear and tear excepted).

          17.2 In the event VGSI fails to remove the VGSI Equipment and personal property from such Equipment Space and POPs, or fails to remove any additions or alterations in accordance with clause 17.1.2, within a reasonable period following termination of the License with respect to any Equipment Space (in no event less than thirty
               (30) days following termination of the relevant License or, if such termination is disputed, in no event less than twenty one days following final resolution of such dispute), FLAG Atlantic may, without further notice to VGSI:

               17.2.1 remove and store the VGSI Equipment and personal property for VGSI's benefit and at VGSI's sole expense; and/or (as the case may be)

               17.2.2 perform the work required pursuant to clause 17.1.2 at VGSI'S risk and expense.

18.       GOVERNING LAW AND DISPUTE RESOLUTION

          18.1 Subject to clause 2.2, this Agreement shall be construed in accordance with New York law, without regard to the law of New York governing conflicts of law.

          18.2 Except as otherwise provided herein, any dispute or controversy at law arising under or in connection with this Agreement, provided neither party shall have given notice of termination hereof to the other, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with such Rules and familiar with the commercial law of the State of New York. Any such dispute or controversy to be settled under this clause shall be between VGSI and FLAG Atlantic. The place of arbitration shall be London. The arbitration shall be conducted in English. The decision and award resulting from such arbitration shall be final and binding on the Parties. Judgment upon the arbitration award may be rendered by any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement. Insofar as permissible under the applicable laws, the Parties hereby waive all rights to object to any action for judgment or execution which may be brought before a court of competent jurisdiction on an arbitration award or on a judgment rendered thereon. Disputes at equity, such as disputes where monetary compensation is insufficient to provide adequate relief, or in issue following notice by a party of termination hereof, may be resolved in court or by arbitration as the parties may then agree.

19.       NOTICES

          19.1 Any notice, request, demand or other communication required or permitted hereunder shall be sufficiently given if in writing in English and delivered by hand or sent by prepaid registered or certified mail (airmail if international), by facsimile or by prepaid international courier service of international reputation addressed to the appropriate Party at the following address or to such address as such Party may from time to time designate:

               If to VGSI:

               VGSI
               1095 Avenue of the Americas, 38th Floor
               New York, NY  10036
               Attention:  John Cuddy or BGSI Counsel
               Fax:  212-764-2739

               With a copy to:

               VGSI
               110 Allen Road
               Suite 300
               Liberty Corner,
               New Jersey 07938
               Attention: Larry Rath or VP Network
               Fax:  +703-974-0691

               If to FLAG Atlantic:

               FLAG Atlantic UK Limited
               9 South Street
               London W1K 2XA
               United Kingdom
               Attention:  VP Finance
               Tel:  +44 20 7317 0800
               Fax: +44 20 7317 0898

          19.2 Any notice, request, demand or other communication given or made pursuant to this clause shall be deemed to have been received (i) in the case of hand delivery or courier, on the date of receipt as evidenced by a receipt of delivery from the recipient, (ii) in the case of mail delivery, on the date which is seven days after the mailing thereof and
               (iii) in the case of transmission by facsimile, on the recipient's business day next following the date of transmission with confirmed answer back. Each such communication sent by facsimile shall be promptly confirmed by notice in writing hand-delivered or sent by courier, mail or air mail as provided herein, but failure to send such a confirmation shall not affect the validity of such communication.

20.       INVALIDITY

          If any provision of this Agreement is found by an arbitral, judicial or regulatory authority having jurisdiction to be void or unenforceable, such provision shall be deemed to be deleted from this Agreement and the remaining provisions shall continue in full force and effect.

21.       VARIATION

          No variation or amendment of this Agreement shall be effective unless in writing signed by authorized representatives of each of the Parties.

22.       COUNTERPARTS

          This Agreement may be executed in counterparts. Any single counterpart or set of counterparts signed, in either case, by all the Parties hereto shall constitute a full and original Agreement for all purposes.

23.       CONSTRUCTION

          The language used in this Agreement is deemed the language chosen by the Parties to express their mutual intent. No rule of strict construction shall be applied against either Party. Headings are used in this Agreement for purposes of convenience only, and shall not be deemed a part of this Agreement nor used to interpret or construe the provisions hereof. Any reference herein to any clause, section, subsection, paragraph, subparagraph, exhibit, Schedule or attachment shall be deemed a reference to such portion of this Agreement unless otherwise specified.

24.       WAIVERS

          Except as set forth in clause 4, no waiver of any term or condition of this Agreement shall be enforceable unless it is in writing and signed by the Party against whom it is sought to be charged. No failure or delay by either Party in exercising any right, power or remedy will operate as a waiver of any such right, power or remedy, unless otherwise provided herein. The waiver by either Party of any of the covenants, conditions or agreements to be performed by the other or any breach thereof shall not operate or be construed as a waiver of any subsequent breach of any such covenant, condition or agreement.

25.       INTEGRATION, CONSISTENCY

          This Agreement and all Exhibits, Schedules and other attachments attached hereto (which Exhibits, Schedules and other attachments are hereby incorporated by reference), represent the entire agreement between the Parties with respect to the subject matter hereof and supersede and merge all prior agreements, promises, understandings, statements, representations, warranties, indemnities and inducements to the making of this Agreement relied upon by either Party, whether written or oral. In the event of any inconsistency between the terms of this Agreement and the terms of any Exhibits, Schedules and other attachments incorporated herein, the terms of this Agreement shall prevail, except in relation to any amendment thereof pursuant to clause 2.3.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.



FLAG ATLANTIC UK LIMITED                    FLAG ATLANTIC FRANCE SARL
By:      _________________________          By:      _________________________
Name:    _________________________          Name:    _________________________
Title:   _________________________          Title:   _________________________



VERIZON GLOBAL SOLUTIONS U.K.               VERIZON GLOBAL SOLUTIONS
LTD                                         FRANCE SAS

By:      _________________________          By:      _________________________
Name:    _________________________          Name:    _________________________
Title:   __________________________         Title:   __________________________

                                   SCHEDULE 1


1.        London:-

          [*]

2.        Paris:-

          [*]



--------
* Confidential treatment has been requested from the Securities and Exchange Commission. Omitted portions.

                                   SCHEDULE 2


POP NAME:
               -----------------------------------------------------------------
POP LOCATION:
               -----------------------------------------------------------------
VGSI CONTACT:
               -----------------------------------------------------------------
NAME:
               -----------------------------------------------------------------
ADDRESS:
               -----------------------------------------------------------------

               -----------------------------------------------------------------
TELEPHONE NO:
               -----------------------------------------------------------------
FACSIMILE NO:
               -----------------------------------------------------------------
E-MAIL:
               -----------------------------------------------------------------
EFFECTIVE DATE:
               -----------------------------------------------------------------
DESCRIPTION OF
EQUIPMENT SPACE:
               -----------------------------------------------------------------

               -----------------------------------------------------------------

               -----------------------------------------------------------------
DESCRIPTION OF
VGSI EQUIPMENT:
               -----------------------------------------------------------------

               -----------------------------------------------------------------

               -----------------------------------------------------------------

               -----------------------------------------------------------------

               -----------------------------------------------------------------
SPECIAL
CONDITIONS

               -----------------------------------------------------------------

                                   SCHEDULE 3


                             GOVERNMENT REQUIREMENTS



To the extent that this Agreement is subject to them, FLAG Atlantic shall comply with the applicable provisions of the following: Exec. Order No. 11246, Exec. Order No. 11625, Exec. Order No. 12138, Exec. Order No. 11701, Exec. Order No. 11758, Section 503 of the Rehabilitation Act of 1973 as amended by PL93-516 and PL102-569, Vietnam Era Veteran's Readjustment Assistance Act of 1974, Veteran's Compensation, Education and Employment Amendments of 1982, and the rules, regulations and relevant orders of the Secretary of Labor pertaining to the Executive Orders and Statutes listed above. The following table describes the clauses which are included in this Agreement.


                    Annual Contract Value           Clauses
                    ---------------------           -------
                    Under $10,000                   5*
                    $10,000 - $50,000               1, 2, 5*, 6, 7, 8,
                    $50,000 - $500,000              1, 2, 3**, 4**, 5, 6,
                                                    7, 8, 9
                    Over $500,000                   1, 2, 3**, 4**, 5, 6,
                                                    7, 8***, 9

1.        Equal Employment Opportunity Provisions

          In accordance with Executive Order 11246, dated September 24, 1965 and Subpart 22.8 of Subchapter D of Chapter 1 of Title 48 of the Code of Federal Regulations as may be amended from time to time, the Parties incorporate herein by this reference the regulations and clauses required by those provisions to be made a part of government contracts and subcontracts.

2.        Certification of Non-segregated Facilities

          FLAG Atlantic certifies that it does not and will not maintain any facilities it provides for its employees in a segregated manner, or permit its employees to perform their services at any location under its control, where segregated facilities are maintained; and that it will obtain a similar certification, prior to the award of any non-exempt subcontract.

3.        Certification of Affirmative Action Program

          FLAG Atlantic affirms that it has developed and is maintaining an Affirmative Action Plan as required by Subpart 22.8 of Subchapter D of Chapter 1 of Title 48 of the Code of Federal Regulations.

4.        Certification of Filing of Employer's Information Reports

          FLAG Atlantic agrees to file annually on or before the 31st day of March complete and accurate reports on Standard Form 100 (EEO-1) or such forms as may be promulgated in its place.

5. Utilization of Small Business Concerns and Small Disadvantaged Business Concerns

          (a) It is the policy of the United States that small business concerns and small business concerns owned and controlled by socially and economically disadvantaged individuals shall have the maximum practicable opportunity to participate in performing contracts let by any Federal agency.

          (b) FLAG Atlantic hereby agrees to carry out this policy in the awarding of subcontracts to the fullest extent consistent with efficient contract performance. FLAG Atlantic further agrees to co-operate in any studies or surveys as may be conducted by the United States Small Business Administration or the awarding agency of the United States as may be necessary to determine the extent of FLAG Atlantic's compliance with this clause.

          (c) As used in this contract, the term "Small Business Concern" shall mean a small business as defined pursuant to section 3 of the Small business Act and relevant regulations promulgated pursuant thereto. The term "Small Business Concern" owned and controlled by socially and economically disadvantaged individuals" shall mean a small business concern -

               (1) Which is at least fifty-one percent (51%) owned by one or more socially and economically disadvantaged individuals; or, in the case of any publicly owned business, at least fifty-one percent (51%) of the stock of which is owned by one or more socially and economically disadvantaged individuals; and

               (2) Whose management and daily business operations are controlled by one or more of such individuals. Seller shall presume that socially and economically disadvantaged individuals include Black Americans, Hispanic Americans, Native Americans, Asian-Pacific Americans, Asian-Indian Americans and other minorities, or any other individual found to be disadvantaged by the Administration pursuant to section 8
                    (a) of the Small Business Act.

          (d) FLAG Atlantics acting in good faith may rely on written representations by their subcontractors regarding their status as either a Small Business Concern or a Small Business Concern owned and controlled by socially and economically disadvantaged individuals.

6.        Utilization of Women-Owned Small Businesses

          (a) "Women-owned small businesses," as used in this clause, means businesses that are at least 51 percent owned by women who are United States citizens and who also control and operate the business. "Control," as used in this clause, means exercising the power to make policy decisions. "Operate," as used in this clause, means being actively involved in the day-to-day management of the business.

          (b) It is the policy of the United States that women-owned small businesses shall have the maximum practicable opportunity to participate in performing contracts awarded by any Federal agency.

          (c) FLAG Atlantic agrees to use its best efforts to give women-owned small businesses the maximum practicable opportunity to participate in the subcontracts it awards to the fullest extent consistent with the efficient performance of its contract.

7. Affirmative Action for Disabled Veterans and Veterans of the Vietnam Era In accordance with Exec. Order 11701, dated January 24, 1973, and Subpart 22.13 of Subchapter D of Chapter 1 of Title 48 of the Code of Federal Regulations, as may be amended from time to time, the parties incorporate herein by this reference the regulations and contract clauses required by those provisions to be made a part of Government contracts and subcontracts.

8.        Affirmative Action for Handicapped Workers In accordance with Exec.
          Order 11758, dated January 15, 1974, and Subpart 22.14 of Subchapter D of Chapter 1 of Title 48 of the Code of Federal Regulations as may be amended from time to time, the parties incorporate herein by this reference the regulations and contract clauses required by those provisions to be made a part of Government contracts and subcontracts.

9.        Employment Reports on Special Disabled Veterans and Veterans of the
          Vietnam Era

          (a) FLAG Atlantic agrees to report at least annually, as required by the Secretary of Labor, on:

               (1) The number of special disabled veterans and the number of veterans of the Vietnam era in the work force of FLAG Atlantic by job category and hiring location; and

               (2) The total number of new employees hired during the period covered by the report, and of that total, the number of special disabled veterans, and the number of veterans of the Vietnam era.

          (b) The above items shall be reported by completing the form entitled "Federal Contractor Veterans' Employment Report VETS-100."

          (c)  Reports shall be submitted no later than March 31 of each year.

          (d) The employment activity report required by paragraph (a) (2) of this section shall reflect total hires during the most recent 12-month period as of the ending date selected for the employment profile report required by paragraph (a) (1) of this section. FLAG Atlantic may select an ending date: (1) As of the end of any pay period January through March 1st of the year the report is due, or (2) as of December 31, if FLAG Atlantic has previous written approval from the Equal Employment Opportunity Commission to do so for purposes of submitting the Employer Information Report EEO-1 (Standard Form 100).

          (e) The count of veterans reported according to paragraphs (a) above shall be based on voluntary disclosure. Each FLAG Atlantic subject to the reporting requirements at 3 U.S.C. 2012(d) shall invite all special disabled veterans and veterans of the Vietnam era who wish to benefit under the affirmative action program at 38 U.S.C. 2012 to identify themselves to FLAG Atlantic. The invitation shall state that the information is voluntarily provided, that the information will be kept confidential, that disclosure or refusal to provide the information will not subject the applicant or employee to any adverse treatment, and that the information will be used only in accordance with the regulations promulgated under 38 U.S.C. 2012. Nothing in this paragraph (e) shall preclude an employee from informing FLAG Atlantic at a future time of his or her desire to benefit from this program. Nothing in this paragraph (e) shall relieve FLAG Atlantic from liability for discrimination under 38 U.S.C 2012.


  *  Applies only if this Agreement has further subcontracting opportunities.

 **  Applies only to businesses with 50 or more employees.

*** FLAG Atlantic must also adopt and comply with a small business and small disadvantaged business subcontracting plan pursuant to Title 48 of the Code of Federal Regulations.